Exhibit 99.1

6711 Columbia Gateway Drive, Suite 300 Columbia, Maryland 21046 Telephone 443-285-5400 Facsimile 443-285-7650 www.copt.com NYSE: OFC

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Mary Ellen Fowler Senior Vice President and Treasurer 443-285-5450 maryellen.fowler@copt.com

CORPORATE OFFICE PROPERTIES TRUST

PRICES OFFERING OF 6,500,000 COMMON SHARES

COLUMBIA, MD November 2, 2010 — Corporate Office Properties Trust (COPT) (NYSE: OFC) announced today the pricing of its public offering of 6,500,000 newly issued common shares at $34.25 per share. The Company has granted the underwriters an option to purchase up to an additional 975,000 shares during the next 30 days to cover over-allotments, if any. The Company estimates that the net proceeds from this offering, before offering expenses, will be approximately $223 million or approximately $256 million if the underwriters’ over-allotment option is exercised in full. The offering is expected to close on November 5, 2010.

The joint book-running managers for this offering are BofA Merrill Lynch, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and Barclays Capital. KeyBanc Capital Markets, RBS Securities Inc. and SunTrust Robinson Humphrey are acting as senior co-managers. Baird, Capital One Southcoast, Comerica Securities, Raymond James & Associates, Inc. and TD Securities are acting as co-managers.

The Company intends to use the net proceeds from the offering to repay amounts outstanding under its unsecured revolving credit facility and for general corporate purposes.

Copies of the prospectus supplement relating to these securities may be obtained from BofA Merrill Lynch, Prospectus Department, 4 World Financial Center, New York, New York 10080, or by email at dg.prospectus_requests@baml.com; from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by calling 866-803-9204; from Wells Fargo Securities, LLC, Equity Syndicate Department, 375 Park Avenue, New York, New York 10152, or by calling 800-326-5897 or by email at equity.syndicate@wellsfargo.com; and from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by calling 888-603-5897 or by email at barclaysprospectus@broadridge.com.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Company Information

Corporate Office Properties Trust (COPT) (NYSE: OFC) is a specialty office real estate investment trust (REIT) that focuses on strategic customer relationships and specialized tenant requirements in the U.S. Government, Defense Information Technology and Data sectors. The Company acquires, develops, manages and leases office and data center properties which are typically concentrated in large office parks primarily located adjacent to government demand drivers and/or in growth corridors. As of September 30, 2010, the Company owned 269 office properties totaling 21.0 million rentable square feet, which includes 20 properties totaling 1.1 million square feet held through joint ventures. The Company’s portfolio primarily consists of technically sophisticated buildings in visually appealing settings that are environmentally sensitive, sustainable and meet unique customer requirements. COPT is an S&P MidCap 400 company and more information can be found at www.copt.com.

Forward-Looking Information

This press release may contain “forward-looking” statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on the Company’s current expectations, estimates and projections about future events and financial trends affecting financial condition and operations of the Company’s business.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “expect,” “estimate,” “plan” or other comparable terminology.  Forward-looking statements are inherently subject to risks and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate.  Accordingly, the Company can give no assurance that these expectations, estimates and projections will be achieved.  Future events and actual results may differ materially from those discussed in the forward-looking statements.

Important factors that may affect these expectations, estimates, or projections expressed in forward-looking statements include, but are not limited to:

•                 the Company’s ability to borrow on  favorable terms;

•                 general economic and business conditions, which will, among other things, affect office property demand and rents, tenant creditworthiness, interest rates and financing availability;

•                 adverse changes in the real estate markets including, among other things, increased competition with other companies;

•                 risks of real estate acquisition and development activities, including, among other things, risks that development projects may not be completed on schedule, that tenants may not take occupancy or pay rent or that development or operating costs may be greater than anticipated;

•                 risks of investing through joint venture structures, including risks that the Company’s joint venture partners may not fulfill their financial obligations as investors or may take actions that are inconsistent with the Company’s objectives;

•                 changes in the Company’s plans for properties or its views of market economic conditions that could result in recognition of impairment losses;

•                 the Company’s ability to satisfy and operate effectively under federal income tax rules relating to real estate investment trusts and partnerships;

•                 governmental actions and initiatives;

•                 the dilutive effects of issuing additional common shares; and

•                 environmental requirements.

The Company undertakes no obligation to update or supplement any forward-looking statements. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, particularly the section entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.